Exhibit 12.1

GENERAL MARITIME CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of dollars, except ratios)

Nine Months Ended September 30,
2008
Fixed Charges
Interest expense	$-
Capitalized interest	-
Amortized loan fees	-

Fixed Charges	-

Earnings
Pretax operating income	-
Fixed charges	-
Capitalized interest	-

Earnings	-

Ratio of Earnings to Fixed Charges	0.00

*As defined in Item 503(d) of Regulation S-K of the Securities Exchange Act of 1934

GENERAL MARITIME SUBSIDIARY CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Amounts in thousands of dollars, except ratios)

	Nine Months Ended September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
Fixed Charges
Interest expense	$20,658	$25,541	$4,165	$32,400	$38,831	$35,505
Capitalized interest	119	2,385	3,571	3,475	1,270	-
Amortized loan fees	792	959	722	1,968	3,142	3,468

Fixed Charges	21,569	28,885	8,458	37,843	43,243	38,973

Earnings
Pretax operating income	41,344	44,539	156,831	212,357	315,109	84,518
Fixed charges	21,569	28,885	8,458	37,843	43,243	38,973
Capitalized interest	119	2,385	3,571	3,475	1,270	-

Earnings	62,794	71,039	161,718	246,725	357,082	123,491

Ratio of Earnings to Fixed Charges	2.91	2.46	19.12	6.52	8.26	3.17

*As defined in Item 503(d) of Regulation S-K of the Securities Exchange Act of 1934